July 30, 2018	Analyst Contact:	Brandon Lohse 918-947-7472
	Media Contact:	Jennifer Rector 918-947-7571

ONE Gas Announces Second-quarter 2018 Financial Results

TULSA, Okla. - July 30, 2018 - ONE Gas, Inc. (NYSE: OGS) today announced financial results for its second quarter 2018 and updated 2018 financial guidance.

Highlights include:

•	Second-quarter 2018 net income was $20.4 million, or $0.39 per diluted share, compared with $20.6 million, or $0.39 per diluted share, in the second quarter 2017;

•	Year-to-date 2018 net income was $111.3 million, or $2.10 per diluted share, compared with $97.1 million, or $1.83 per diluted share, in the same period last year;

•	Updated net income guidance range of $167 million to $178 million, or $3.15 to $3.35 per share;

•	Actual heating degree days across the company's service areas were 858 in the second quarter 2018, 29 percent colder than normal and 54 percent colder than the same period last year;

•	Actual heating degree days across the company's service areas were 6,120 in the six months ended June 30, 2018, 2 percent colder than normal and 34 percent colder than the same period last year; and

•
A quarterly dividend of 46 cents per share, or $1.84 per share on an annualized basis, was declared on July 23, 2018, payable on Sept. 4, 2018, to shareholders of record at the close of business on Aug. 13, 2018.

"Colder-than-normal weather and new rates in our service territories positively impacted second-quarter results," said Pierce H. Norton II, president and chief executive officer. "Our employees remain diligent and focused on managing expenses and providing safe and reliable service to our more than 2 million customers."

SECOND-QUARTER 2018 FINANCIAL PERFORMANCE

ONE Gas reported operating income of $41.0 million in the second quarter 2018, compared with $48.4 million in the second quarter 2017.

Net margin increased by $1.2 million compared with second quarter 2017, which primarily reflects:

•	A $3.8 million increase from new rates in Texas and Kansas;

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ONE Gas Announces Second-quarter 2018 Financial Results

July 30, 2018

•	A $2.4 million increase due to higher sales volumes, net of weather normalization, primarily from colder weather in 2018 compared with 2017;

•	A $2.1 million increase due primarily to higher transportation volumes; and

•	A $1.1 million increase attributed to net residential customer growth in Oklahoma and Texas; offset by

•	A $9.2 million decrease related to the deferral of potential refund obligations associated with the Tax Cuts and Jobs Act of 2017.

Second-quarter 2018 operating costs were $117.6 million, compared with $110.9 million in the second quarter 2017, which primarily reflects:

•	A $7.9 million increase in employee-related expenses; offset by

•	A $1.3 million decrease in costs associated with pipeline maintenance activities.

Second-quarter 2018 depreciation and amortization expense was $39.8 million, compared with $37.9 million in the second quarter 2017, due primarily to an increase in depreciation expense from capital investments placed in service and an increase in the amortization of the ad-valorem surcharge rider in Kansas.

Results for the second quarter of 2018 reflect lower income tax expense of approximately $3.8 million due primarily to the decrease in the federal statutory income tax rate to 21 percent in 2018 from 35 percent in 2017 as a result of the Tax Cuts and Jobs Act of 2017.

Capital expenditures were $89.2 million for the second quarter 2018, compared with $84.2 million in the second quarter 2017, due primarily to increased system integrity activities and extending service to new areas.

Key Statistics: More detailed information is listed on page 13 in the tables.

•	Actual heating degree days in the Oklahoma service area were 337 in the second quarter 2018, 76 percent colder than normal and 85 percent colder than the same period last year;

•	Actual heating degree days in the Kansas service area were 486 in the second quarter 2018, 16 percent colder than normal and 41 percent colder than the same period last year;

•	Actual heating degree days in the Texas service area were 35 in the second quarter 2018, 35 percent warmer than normal and 21 percent colder than the same period last year;

•	Residential natural gas sales volumes delivered were 15.6 billion cubic feet (Bcf) in the second quarter 2018, up 33 percent compared with the same period last year;

•	Total natural gas sales volumes delivered were 21.8 Bcf in the second quarter 2018, up 29 percent compared with the same period last year;

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ONE Gas Announces Second-quarter 2018 Financial Results

July 30, 2018

•	Natural gas transportation volumes delivered were 51.8 Bcf in the second quarter 2018, up 5 percent compared with the same period last year; and

•	Total natural gas volumes delivered were 73.6 Bcf in the second quarter 2018, up 12 percent compared with the same period last year.

YEAR-TO-DATE 2018 FINANCIAL PERFORMANCE

Operating income for the six-month 2018 period was $171.3 million, compared with $177.8 million for the same period last year.

Net margin increased by $2.0 million compared with the same period last year, which primarily reflects:

•	An $8.9 million increase from new rates in Texas and Kansas;

•	A $4.8 million increase due to higher sales volumes, net of weather normalization, primarily from colder weather in 2018 compared with 2017;

•	A $4.6 million increase due primarily to higher transportation volumes;

•	A $2.4 million increase attributed to net residential customer growth in Oklahoma and Texas;

•	A $1.1 million increase in rider and surcharge recoveries due to a higher ad-valorem surcharge in Kansas, which is offset by higher regulatory amortization expense; and

•	A $0.9 million increase due to a compressed natural gas federal excise tax credit that was enacted in February 2018 and retroactive to 2017; offset by

•	A $21.5 million decrease related to the deferral of potential refund obligations associated with the Tax Cuts and Jobs Act of 2017.

Operating costs for the six-month 2018 period were $236.4 million, compared with $231.7 million for the same period last year, which primarily reflects:

•	A $7.9 million increase in employee-related expenses; offset by

•	A $2.4 million decrease in costs associated with pipeline maintenance activities.

Depreciation and amortization expense for the six-month 2018 period was $78.7 million, compared with $74.9 million for the same period last year, due primarily to an increase in depreciation expense from capital investments placed in service and an increase in the amortization of the ad-valorem surcharge rider in Kansas.

Results for the six-month 2018 period reflect lower income tax expense of approximately $20.0 million due primarily to the decrease in the federal statutory income tax rate to 21 percent in 2018 from 35 percent in 2017 as a result of the Tax Cuts and Jobs Act of 2017.

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ONE Gas Announces Second-quarter 2018 Financial Results

July 30, 2018

Capital expenditures for the six-month 2018 period were $175.8 million, compared with $154.7 million for the same period last year, due primarily to increased system integrity activities and extending service to new areas.

The company ended the second quarter 2018 with $12.6 million of cash and cash equivalents and $514.2 million of credit available under its $700 million credit facility. The total debt-to-capitalization ratio at June 30, 2018, was 41 percent, and the ratio of long-term debt-to-capitalization ratio was 37 percent.

> View earnings tables

REGULATORY ACTIVITY

Oklahoma

In March 2018, Oklahoma Natural Gas filed its second annual Performance-Based Rate Change (PBRC) application following the general rate case that was approved in January 2016. The filing was based on a calendar test year of 2017. The PBRC filing identified a $5.6 million credit to base rates primarily due to the reduction in the corporate federal statutory income tax rate. If approved as filed, the credit will be applied to customers' bills over a 12-month period following receipt of an order. The filing also requested an energy-efficiency program true-up and a utility incentive adjustment of approximately $2.1 million.

A hearing before the administrative law judge was held on July 27, 2018, with an order expected in the third quarter 2018.

Kansas

In June 2018, Kansas Gas Service filed a request with the Kansas Corporation Commission (KCC) for an increase in base rates, reflecting investments in system improvements and changes in operating costs necessary to maintain the safety and reliability of its natural gas distribution system. Kansas Gas Service’s request, if approved, represents a net base rate increase of $42.7 million. Kansas Gas Service is already recovering $2.9 million from customers through the Gas System Reliability Surcharge, resulting in a total base rate increase of $45.6 million. Benefits of the corporate income tax cuts associated with the Tax Cuts and Jobs Act of 2017 are also reflected in Kansas Gas Service's filing. This request would increase the average residential customer's natural gas bill by $5.67 per month.

In accordance with Kansas law, the KCC has 240 days to consider Kansas Gas Service's filing.

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ONE Gas Announces Second-quarter 2018 Financial Results

July 30, 2018

Texas

West Texas Service Area:

In March 2018, Texas Gas Service made filings under the Gas Reliability Infrastructure Program (GRIP) for all customers in the West Texas service area. The Texas Railroad Commission (RRC) and the cities agreed to an increase of $3.5 million, and new rates became effective in July 2018.

Rio Grande Valley Service Area:

In April 2018, Texas Gas Service filed an annual Cost-of-Service Adjustment for the incorporated areas of the Rio Grande Valley service area. The cities approved an increase of $1.1 million, and new rates will become effective in August 2018.

Central Texas Service Area:

In March 2018, Texas Gas Service made GRIP filings for all customers in the Central Texas service area. The RRC and the cities agreed to an increase of $3.3 million, and new rates became effective in July 2018.

North Texas Service Area:

In June 2018, Texas Gas Service filed a rate case for customers in its North Texas service area for an increase of $1.0 million. If approved, new rates are expected to become effective in December 2018.

2018 FINANCIAL GUIDANCE

Management's net income outlook for 2018 is expected to be in the range of $167 million to $178 million, or $3.15 to $3.35 per diluted share. The financial guidance reflects the impact of colder-than-normal weather and higher transport volumes.

Capital expenditures are expected to be approximately $375 million to $390 million in 2018, with 70 percent of these expenditures targeted for system integrity and replacement projects.

Additional information is available in the guidance table on the ONE Gas website.

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ONE Gas Announces Second-quarter 2018 Financial Results

July 30, 2018

EARNINGS CONFERENCE CALL AND WEBCAST

The ONE Gas executive management team will conduct a conference call on Tuesday, July 31, 2018, at 11 a.m. Eastern Daylight Time (10 a.m. Central Daylight Time). The call also will be carried live on the ONE Gas website.

To participate in the telephone conference call, dial 888-487-0360, pass code 9386886, or log on to www.onegas.com.

If you are unable to participate in the conference call or the webcast, a replay will be available on the ONE Gas website, www.onegas.com, for 30 days. A recording will be available by phone for seven days. The playback call may be accessed at 888-203-1112, pass code 9386886.

LINK TO EARNINGS TABLES

http://www.onegas.com/~/media/OGS/Earnings/2018/Q2_2018_OGS-Ddke4j98Qqde4c0m.ashx

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ONE Gas, Inc. (NYSE: OGS) is a 100-percent regulated natural gas utility, and trades on the New York Stock Exchange under the symbol “OGS.” ONE Gas is included in the S&P MidCap 400 Index, and is one of the largest natural gas utilities in the United States.

ONE Gas provides natural gas distribution services to more than 2 million customers in Oklahoma, Kansas and Texas.

ONE Gas is headquartered in Tulsa, Okla., and its divisions include Oklahoma Natural Gas, the largest natural gas distributor in Oklahoma; Kansas Gas Service, the largest in Kansas, and Texas Gas Service, the third largest in Texas, in terms of customers.

Its largest natural gas distribution markets by customer count are Oklahoma City and Tulsa, Okla.; Kansas City, Wichita and Topeka, Kan.; and Austin and El Paso, Texas. ONE Gas serves residential, commercial, industrial, transportation and wholesale customers in all three states.

For more information, visit the website at http://www.ONEGas.com.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The forward-looking statements relate to our anticipated financial performance, liquidity, management’s plans and objectives for our future operations, our business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this news release identified by words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "should," "goal," "forecast," "guidance," "could," "may," "continue," "might," "potential," "scheduled," "likely," and other words and terms of similar meaning.

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ONE Gas Announces Second-quarter 2018 Financial Results

July 30, 2018

One should not place undue reliance on forward-looking statements, which are applicable only as of the date of this news release.  Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements.  Those factors may affect our operations, markets, products, services and prices.  In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

•	our ability to recover operating costs and amounts equivalent to income taxes, costs of property, plant and equipment and regulatory assets in our regulated rates;

•	our ability to manage our operations and maintenance costs;

•	changes in regulation of natural gas distribution services, particularly those in Oklahoma, Kansas and Texas;

•	the economic climate and, particularly, its effect on the natural gas requirements of our residential and commercial industrial customers;

•	competition from alternative forms of energy, including, but not limited to, electricity, solar power, wind power, geothermal energy and biofuels;

•	conservation and energy storage efforts of our customers;

•	variations in weather, including seasonal effects on demand, the occurrence of storms and disasters, and climate change;

•
indebtedness could make us more vulnerable to general adverse economic and industry conditions, limit our ability to borrow additional funds and/or place us at competitive disadvantage compared with competitors;

•
our ability to secure reliable, competitively priced and flexible natural gas transportation and supply, including decisions by natural gas producers to reduce production or shut-in producing natural gas wells and expiration of existing supply, and transportation and storage arrangements that are not replaced with contracts with similar terms and pricing;

•	the mechanical integrity of facilities operated;

•	operational hazards and unforeseen operational interruptions;

•	adverse labor relations;

•
the effectiveness of our strategies to reduce earnings lag, margin protection strategies and risk mitigation strategies, which may be affected by risks beyond our control such as commodity price volatility and counterparty creditworthiness;

•	our ability to generate sufficient cash flows to meet all our liquidity needs;

•
changes in the financial markets during the periods covered by the forward-looking statements, particularly those affecting the availability of capital and our ability to refinance existing debt and fund investments and acquisitions;

•	actions of rating agencies, including the ratings of debt, general corporate ratings and changes in the rating agencies’ ratings criteria;

•	changes in inflation and interest rates;

•	our ability to recover the costs of natural gas purchased for our customers;

•	impact of potential impairment charges;

•	volatility and changes in markets for natural gas;

•	possible loss of local distribution company franchises or other adverse effects caused by the actions of municipalities;

•	payment and performance by counterparties and customers as contracted and when due;

•	changes in existing or the addition of new environmental, safety, tax and other laws to which we and our subsidiaries are subject;

•	the uncertainty of estimates, including accruals and costs of environmental remediation;

•	advances in technology;

•	population growth rates and changes in the demographic patterns of the markets we serve;

•	acts of nature and the potential effects of threatened or actual terrorism and war;

•	cyber attacks or breaches of technology systems that could disrupt our operations or result in the loss or exposure of confidential or sensitive customer, employee or company information;

•	the sufficiency of insurance coverage to cover losses;

•	the effects of our strategies to reduce tax payments;

•	the effects of litigation and regulatory investigations, proceedings, including our rate cases, or inquiries and the requirements of our regulators as a result of the Tax Cuts and Jobs Act of 2017;

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ONE Gas Announces Second-quarter 2018 Financial Results

July 30, 2018

•	changes in accounting standards;

•	changes in corporate governance standards;

•	discovery of material weaknesses in our internal controls;

•	our ability to comply with all covenants in our indentures and the ONE Gas Credit Agreement, a violation of which, if not cured in a timely manner, could trigger a default of our obligations;

•	our ability to attract and retain talented employees, management and directors;

•	declines in the discount rates on, declines in the market value of the debt and equity securities of, and increases in funding requirements for, our defined benefit plans;

•
the ability to successfully complete merger, acquisition or divestiture plans, regulatory or other limitations imposed as a result of a merger, acquisition or divestiture, and the success of the business following a merger, acquisition or divestiture;

•
the final resolutions or outcomes with respect to our contingent and other corporate liabilities related to the natural gas distribution business and any related actions for indemnification made pursuant to the Separation and Distribution Agreement with ONEOK; and

•	the costs associated with increased regulation and enhanced disclosure and corporate governance requirements pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other factors could also have material adverse effects on our future results. These and other risks are described in greater detail in Item 1A, Risk Factors, in our Annual Report. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. Other than as required under securities laws, we undertake no obligation to update publicly any forward-looking statement whether as a result of new information, subsequent events or change in circumstances, expectations or otherwise.
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ONE Gas Announces Second-quarter 2018 Financial Results

July 30, 2018

ONE Gas, Inc.
CONSOLIDATED STATEMENTS OF INCOME
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Unaudited)	2018	2017	2018	2017
	(Thousands of dollars, except per share amounts)
Revenues
Revenues from contracts with customers	$291,168	$274,033	$926,405	$810,193
Other revenues	1,353	5,656	4,580	19,904
Total revenues	292,521	279,689	930,985	830,097
Cost of natural gas	94,159	82,572	444,578	345,726
Net margin	198,362	197,117	486,407	484,371

Operating expenses
Operations and maintenance	102,995	96,928	205,660	201,972
Depreciation and amortization	39,757	37,851	78,647	74,870
General taxes	14,567	13,973	30,767	29,719
Total operating expenses	157,319	148,752	315,074	306,561
Operating income	41,043	48,365	171,333	177,810
Other expense, net	(2,194)	(3,900)	(4,358)	(7,307)
Interest expense, net	(12,003)	(11,305)	(24,355)	(22,786)
Income before income taxes	26,846	33,160	142,620	147,717
Income taxes	(6,427)	(12,537)	(31,366)	(50,638)
Net income	$20,419	$20,623	$111,254	$97,079

Earnings per share
Basic	$0.39	$0.39	$2.11	$1.85
Diluted	$0.39	$0.39	$2.10	$1.83

Average shares (thousands)
Basic	52,692	52,553	52,648	52,565
Diluted	52,899	52,969	52,898	53,012
Dividends declared per share of stock	$0.46	$0.42	$0.92	$0.84

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ONE Gas Announces Second-quarter 2018 Financial Results

July 30, 2018

ONE Gas, Inc.
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
(Unaudited)	2018	2017
Assets	(Thousands of dollars)
Property, plant and equipment
Property, plant and equipment	$5,870,814	$5,713,912
Accumulated depreciation and amortization	1,745,124	1,706,327
Net property, plant and equipment	4,125,690	4,007,585
Current assets
Cash and cash equivalents	12,580	14,413
Accounts receivable, net	163,967	298,768
Materials and supplies	36,124	39,672
Natural gas in storage	80,482	130,154
Regulatory assets	39,402	88,180
Other current assets	18,154	17,807
Total current assets	350,709	588,994
Goodwill and other assets
Regulatory assets	385,564	405,189
Goodwill	157,953	157,953
Other assets	48,003	47,157
Total goodwill and other assets	591,520	610,299
Total assets	$5,067,919	$5,206,878

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ONE Gas Announces Second-quarter 2018 Financial Results

July 30, 2018

ONE Gas, Inc.
CONSOLIDATED BALANCE SHEETS
(Continued)
	June 30,	December 31,
(Unaudited)	2018	2017
Equity and Liabilities	(Thousands of dollars)
Equity and long-term debt
Common stock, $0.01 par value: authorized 250,000,000 shares; issued 52,598,005 shares and outstanding 52,516,828 shares at June 30, 2018; issued 52,598,005 and outstanding 52,312,516 shares at December 31, 2017	$526	$526
Paid-in capital	1,723,795	1,737,551
Retained earnings	308,652	246,121
Accumulated other comprehensive income (loss)	(5,370)	(5,493)
Treasury stock, at cost: 81,177 shares at June 30, 2018 and 285,489 shares at December 31, 2017	(5,259)	(18,496)
Total equity	2,022,344	1,960,209
Long-term debt, excluding current maturities, and net of issuance costs of $7,614 and $8,033, respectively	893,671	1,193,257
Total equity and long-term debt	2,916,015	3,153,466
Current liabilities
Current maturities of long-term debt	300,008	8
Notes payable	185,000	357,215
Accounts payable	70,429	143,681
Accrued interest	19,028	18,776
Accrued taxes other than income	34,931	41,324
Accrued liabilities	20,724	30,058
Regulatory liabilities	47,867	9,438
Customer deposits	61,249	60,811
Other current liabilities	10,102	12,019
Total current liabilities	749,338	673,330
Deferred credits and other liabilities
Deferred income taxes	628,532	599,945
Regulatory liabilities	521,717	519,421
Employee benefit obligations	160,382	172,938
Other deferred credits	91,935	87,778
Total deferred credits and other liabilities	1,402,566	1,380,082
Commitments and contingencies
Total liabilities and equity	$5,067,919	$5,206,878

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ONE Gas Announces Second-quarter 2018 Financial Results

July 30, 2018

ONE Gas, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
	Six Months Ended
	June 30,
(Unaudited)	2018	2017
	(Thousands of dollars)
Operating activities
Net income	$111,254	$97,079
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	78,647	74,870
Deferred income taxes	30,546	50,308
Share-based compensation expense	4,080	4,951
Provision for doubtful accounts	4,071	3,501
Changes in assets and liabilities:
Accounts receivable	130,730	135,165
Materials and supplies	3,548	(2,792)
Natural gas in storage	49,672	10,436
Asset removal costs	(17,340)	(22,837)
Accounts payable	(68,428)	(68,992)
Accrued interest	252	104
Accrued taxes other than income	(6,393)	(9,009)
Accrued liabilities	(9,334)	(6,729)
Customer deposits	438	(686)
Regulatory assets and liabilities	105,967	19,782
Other assets and liabilities	(17,753)	(5,880)
Cash provided by operating activities	399,957	279,271
Investing activities
Capital expenditures	(175,834)	(154,666)
Other	—	477
Cash used in investing activities	(175,834)	(154,189)
Financing activities
Repayments of notes payable, net	(172,215)	(66,000)
Repurchase of common stock	—	(17,512)
Issuance of common stock	2,390	2,208
Dividends paid	(48,272)	(44,042)
Tax withholdings related to net share settlements of stock compensation	(7,859)	(9,286)
Cash used in financing activities	(225,956)	(134,632)
Change in cash and cash equivalents	(1,833)	(9,550)
Cash and cash equivalents at beginning of period	14,413	14,663
Cash and cash equivalents at end of period	$12,580	$5,113

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ONE Gas Announces Second-quarter 2018 Financial Results

July 30, 2018

ONE Gas, Inc.
INFORMATION AT A GLANCE
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Unaudited)	2018	2017	2018	2017
	(Millions of dollars, except as noted)
Financial
Net margin	$198.4	$197.2	$486.4	$484.4
Operating costs	$117.6	$110.9	$236.4	$231.7
Depreciation and amortization	$39.8	$37.9	$78.7	$74.9
Operating income	$41.0	$48.4	$171.3	$177.8
Capital expenditures	$89.2	$84.2	$175.8	$154.7

Net margin on natural gas sales	$166.0	$168.4	$411.6	$417.5
Transportation revenues	$24.1	$21.4	$57.6	$51.6
Net margin, excluding other revenues	$190.1	$189.8	$469.2	$469.1

Volumes (Bcf)
Natural gas sales
Residential	15.6	11.7	76.6	55.9
Commercial and industrial	5.9	4.9	23.9	17.8
Wholesale and public authority	0.4	0.3	1.2	1.0
Total sales volumes delivered	21.8	16.9	101.7	74.7
Transportation	51.8	49.1	116.7	110.2
Total volumes delivered	73.6	66.0	218.4	184.8

Average number of customers (in thousands)
Residential	2,008	1,997	2,013	2,001
Commercial and industrial	159	158	159	159
Wholesale and public authority	3	3	3	3
Transportation	12	12	12	12
Total customers	2,182	2,170	2,187	2,175

Heating Degree Days
Actual degree days	858	556	6,120	4,563
Normal degree days	664	663	5,975	5,950
Percent colder (warmer) than normal weather	29%	(16)%	2%	(23)%

Statistics by State
Oklahoma
Average number of customers (in thousands)	877	872	880	875
Actual degree days	337	182	2,207	1,574
Normal degree days	191	191	1,966	1,966
Percent colder (warmer) than normal weather	76%	(5)%	12%	(20)%

Kansas
Average number of customers (in thousands)	642	640	644	643
Actual degree days	486	345	2,975	2,331
Normal degree days	419	419	2,947	2,922
Percent colder (warmer) than normal weather	16%	(18)%	1%	(20)%

Texas
Average number of customers (in thousands)	663	658	663	657
Actual degree days	35	29	938	658
Normal degree days	54	53	1,062	1,062
Percent colder (warmer) than normal weather	(35)%	(45)%	(12)%	(38)%

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ONE Gas Announces Second-quarter 2018 Financial Results

July 30, 2018

ONE Gas, Inc.
EARNINGS GUIDANCE*
	Updated	Previous
	2018	2018
(Unaudited)	Guidance	Guidance	Change
	(Millions of dollars)
Operating income
Net margin	$921	$908	$13
Operations and maintenance	420	411	9
Depreciation and amortization	161	164	(3)
General taxes	59	61	(2)
Operating income	281	272	9
Other income (expense)	(8)	(12)	4
Interest expense	(50)	(51)	1
Income before income taxes	223	209	14
Income taxes	(51)	(47)	(4)
Net income	$172	$162	$10

*Amounts shown are midpoints of ranges provided.